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FOR IMMEDIATE RELEASE                      FOR FURTHER INFORMATION CONTACT:
May 9, 1996                                Jorn Budde, Chief Executive Officer
                                           Keith Ford, Vice President Finance
                                           Jim Drewitz, Investor Relations
                                           817/491-2992


                       THE UNIMARK GROUP, INC. ANNOUNCES
                 AGREEMENT TO ACQUIRE SIMPLY FRESH FRUIT, INC.



Argyle, Texas May 9, 1996 -- The UniMark Group, Inc. (Nasdaq NMS symbol "UNMG") announces that it has entered into an agreement to acquire all of the outstanding shares of capital stock of Simply Fresh Fruit, Inc., a fruit processing and distribution company located in Los Angeles, California in a transaction valued at approximately $5 million.

Simply Fresh's sales are primarily to the foodservice industry in the Western United States. For 1995, Simply Fresh reported net sales of approximately $8.9 million. Said Mr. Jorn Budde, UniMark's Chief Executive Officer, "We believe that this acquisition will afford us with operational synergies and expanded distribution into the foodservice market."

The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing, processing, marketing and distribution company with operations in Mexico, the United States and Canada.